As filed with the Securities and Exchange Commission on March 30, 2007

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

U-Store-It Trust

(Exact Name of Registrant as Specified in Its Charter)

Maryland	20-1024732
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

6745 Engle Road, Suite 300

Cleveland, OH 44130

(440) 234-0700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kathleen A. Weigand, Esq.

Executive Vice President, General Counsel and Secretary

U-Store-It Trust

6745 Engle Road, Suite 300

Cleveland, OH 44130

(440) 234-0700

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

John A. Good, Esq.

Helen W. Brown, Esq.

Bass, Berry & Sims PLC

100 Peabody Place, Suite 900

Memphis, TN 38103-2625

(901) 543-5900

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Shares, $.01 par value per share, including Common Shares issuable upon redemption of units	13,773,702	$19.79	$272,581,562	$8,368

(1)	The registration fee has been calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low sale prices of the registrant’s common shares of beneficial interest as reported on the New York Stock Exchange on March 26, 2007.

PROSPECTUS

13,773,702 Common Shares

This prospectus relates to the resale of up to 13,773,702 common shares of beneficial interest, or common shares, of U-Store-It Trust. Of the common shares that may be resold, 8,574,847 shares are currently issued and outstanding. The remaining 5,198,855 common shares offered for resale may be issued in the future to the holders of units of limited partnership interest, or operating partnership units, in our operating partnership, U-Store-It, L.P., to the extent that:

•	the unit holders tender their operating partnership units to us for redemption in accordance with the terms of the partnership agreement of our operating partnership; and

•	we elect to issue to the unit holders the common shares covered by this prospectus upon such redemption.

In lieu of issuing common shares to the unit holders, we may elect to pay cash for operating partnership units tendered for redemption. The registration of the 5,198,855 common shares issuable upon the redemption of operating partnership units does not necessarily mean that any of those common shares will be issued by us.

We will not receive any of the proceeds from sales of common shares pursuant to this prospectus. The selling shareholders may sell the common shares directly to purchasers or through underwriters, dealers, brokers or agents designated from time to time. Sales of common shares described in this prospectus may be made on the New York Stock Exchange or in the over-the-counter market or otherwise at prices and on terms then prevailing, at prices related to the then current market price, at fixed prices or in negotiated transactions. To the extent required for any offer or sale of common shares described in this prospectus, a prospectus supplement will set forth the number of common shares then being offered, the initial offering price, the names of any underwriters, dealers, brokers or agents and the applicable sales commission or discount. For a discussion of the selling shareholders and the selling shareholders’ plan of distribution, see “Selling Shareholders” and “Plan of Distribution” on pages 5 and 17, respectively.

Our common shares trade on the New York Stock Exchange under the symbol “YSI.” The closing sale price of our common shares on March 28, 2007 was $20.02 per share.

Investing in our common shares involves risks. For a discussion of certain risks associated with an investment in our common shares, see “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated herein by reference, and in other reports we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated March 30, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a resale shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act. The selling shareholders named under the heading “Selling Shareholders” may sell from time to time the common shares described in this prospectus using any or all of the means described under the heading of “Plan of Distribution.” To the extent required for any offer and sale, a prospectus supplement will set forth the number of common shares being offered, the offering price, the names of any underwriters, dealers, brokers or agents and the applicable sales commission or discount. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including the exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the rules and regulations of the SEC require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters.

You should rely only on the information provided or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer to sell is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. You should not assume that the information included in this prospectus, any prospectus supplement, or the documents incorporated by reference herein or therein is accurate as of any date other than the date of this prospectus, any prospectus supplement or incorporated document, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should read carefully the entire prospectus and any prospectus supplement, as well as the documents incorporated by reference into this prospectus and/or any prospectus supplement, before making an investment decision.

When used in this prospectus, except where the context otherwise requires, the terms “we,” “us,” “our” and the “Company” refer to U-Store-It Trust.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Accordingly, we file current, quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room. Our SEC filings also are available to the public at the Internet website maintained by the SEC at www.sec.gov and from commercial document retrieval services.

We also make available free of charge through our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, our definitive proxy statements and Section 16 reports on Forms 3, 4 and 5, as soon as reasonably practicable after we electronically file such reports or amendments with, or furnish them to, the SEC. Our Internet website address is www.u-store-it.com. The information located on, or hyperlinked or otherwise connected to, our website is not, and shall not be deemed to be, a part of this prospectus or incorporated into any other filings that we make with the SEC.

You may also inspect the information that we file with the New York Stock Exchange, or NYSE, at the offices of the NYSE located at 20 Broad Street, New York, New York 10005. For further information about obtaining copies of our public filings from the NYSE, please call (212) 656-5060.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 16, 2007;

•	our Current Report on Form 8-K filed with the SEC on February 10, 2006;

•	our Current Report on Form 8-K/A filed with the SEC on April 21, 2006 (amending our Form 8-K filed with the SEC on February 10, 2006);

•

our Current Report on Form 8-K filed with the SEC on February 20, 2007 (except that the information included in Item 2.02 (including Exhibit 99.1 thereto) shall not be deemed incorporated by reference into this prospectus);

•	our Current Report on Form 8-K filed with the SEC on February 26, 2007;

•	our Current Report on Form 8-K filed with the SEC on March 1, 2007;

•	our Current Report on Form 8-K dated March 22, 2007 and filed with the SEC on March 28, 2007;

•	our Current Report on Form 8-K filed with the SEC on March 28, 2007; and

•

the description of our common shares from our Registration Statement on Form 8-A filed with the SEC on October 19, 2004, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this prospectus until all of the common shares offered by this prospectus have been sold or we otherwise terminate the offering of these common shares; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.

You may obtain copies of any of these filings by contacting us at the following address and phone number or by contacting the SEC or NYSE as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, by telephone or via the Internet at:

U-Store-It Trust

Attention: Investor Relations

460 East Swedesford Road, Suite 3000

Wayne, PA 19087

(610) 293-5700

Internet Website: www.u-store-it.com

The information contained on our website does not constitute a part of this prospectus, and our website address supplied above is intended to be an inactive textual reference only and not an active hyperlink to our website.

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, together with other documents and information incorporated by reference into this prospectus, contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology.

The forward-looking statements contained in this prospectus and the documents incorporated by reference reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that our projections, plans or expectations will be achieved.

In addition to other factors and risks discussed in the quarterly, annual, current and other reports that we file with the SEC, some important factors that could cause actual results or outcomes to differ significantly from those discussed in forward-looking statements include without limitation:

•	national and local economic, business, real estate and other market conditions;

•	the competitive environment in which we operate;

•	the execution of our business plan;

•	financing risks;

•	increases in interest rates and operating costs;

•	our ability to maintain our status as a REIT for federal income tax purposes;

•	acquisition and development risks;

•	changes in real estate and zoning laws or regulations;

•	risks related to natural disasters;

•	potential environmental and other liabilities; and

•	other factors affecting the real estate industry generally or the self-storage industry in particular.

Before acquiring our common shares, you should carefully consider the risks and information contained, or incorporated by reference, in this prospectus or in any accompanying prospectus supplement, including, without limitation, the risks of an investment in our company set forth under the captions “Part I, Item 1A. Risk Factors” and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our most recent annual report on Form 10-K and under the captions “Part II, Item 1A. Risk Factors” and “Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly reports on Form 10-Q, and as described in our other filings with the SEC. The occurrence of any events or circumstances that we identify as risks might cause you to lose all or a part of your investment in our securities. We do not intend, and disclaim any duty or obligation, to update or revise any industry information or forward-looking statements set forth in this prospectus to reflect new information, future events or otherwise, except as may be required by the securities laws.

THE COMPANY

We are a self-administered and self-managed real estate investment trust, or REIT, focused on the ownership, operation, acquisition and development of self-storage facilities in the United States.

We own and conduct all of our business through U-Store-It, L.P., our “operating partnership,” of which we serve as general partner, and its subsidiaries. As of December 31, 2006, we owned approximately 91.7% of the aggregate partnership interests in our operating partnership. Since its formation in 1996, our operating partnership has been engaged in virtually all aspects of the self-storage business, including the development, acquisition, ownership and operation of self-storage facilities.

Our self-storage facilities are designed to offer affordable, easily-accessible and secure storage space for residential and commercial customers. Our customers rent storage units for their exclusive use, typically on a month-to-month basis. Our facilities are specifically designed to accommodate both residential and commercial customers, with features such as security systems and wide aisles and load-bearing capabilities for large truck access. Our customers can access their storage units during business hours, and some of our facilities provide customers with 24-hour access through computer-controlled access systems. Our goal is to provide our customers with the highest standard of facilities and service in the industry.

We were formed in July 2004 to succeed the self-storage operations owned directly and indirectly by Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell, and their affiliated entities and related family trusts (which entities and family trusts are referred to herein as the “Amsdell Entities”). We are organized as a REIT under Maryland law, and we believe that we qualify for taxation as a REIT for federal income tax purposes beginning with our short taxable year ended December 31, 2004. From inception until October 2004, we did not have any operations. We commenced operations as a publicly-traded REIT in October 2004 after completing the mergers of certain Amsdell Entities with and into us, our initial public offering (“IPO”), and the consummation of various other formation transactions that occurred concurrently with, or shortly after, completion of our IPO.

USE OF PROCEEDS

The selling shareholders are offering all of the common shares covered by this prospectus. We will not receive any of the proceeds from the sale of common shares offered by this prospectus.

SELLING SHAREHOLDERS

The following table lists the names of the selling shareholders, the number of common shares and units of limited partnership interest of our operating partnership beneficially owned by each of the selling shareholders on December 31, 2006, and the number of shares that may be offered for sale by this prospectus. Because those selling shareholders who own operating partnership units may tender for redemption all, some or none of their operating partnership units, and may receive, at our option, cash rather than common shares upon redemption, we cannot give a definitive estimate as to the number of common shares that will be held by the selling shareholders after the offering. In preparing the table below, we have assumed that the selling shareholders will sell all of the common shares covered by this prospectus. At December 31, 2006, there were 57,335,490 common shares outstanding.

Selling Shareholders	Number of Shares Owned Prior to the Offering (1)	Number of Shares Offered by this Prospectus	Number of Shares Owned After Resale of Shares Covered by this Prospectus (2)	Percentage of Class Owned After Resale of Shares Covered by this Prospectus (2)
Robert J. Amsdell (3) (4)	332,087	150,804	181,283	*
Barry L. Amsdell (5)	150,804	150,804	—	—
Todd C. Amsdell (6) (7)	466,839	429,539	37,300	*
Robert J. Amsdell Family Irrevocable Trust (7)	3,921,850	3,921,850	—	—
Loretta Amsdell Family Irrevocable Trust (7)	3,921,850	3,921,850	—	—
Rising Tide Development, LLC (4) (5)	394,843	394,843	—	—
Amsdell and Amsdell (4) (5)	187,249	187,249	—	—
Amsdell Holdings I, Inc. (4) (5)	337,756	337,756	—	—
Robert J. Amsdell, Trustee (4) (5)	604,510	604,510	—	—
W. Michael Schoff	305,975	305,975	—	—
Robert H. Schoff Revocable Trust Dated August 6, 2002	287,412	287,412	—	—
Susan A. Harris Revocable Trust Dated November 9, 1999	138,429	138,429	—	—
San Simeon Investments IV, LP	92,977	92,977	—	—
The Schomac Group, Inc.	2,279,474	2,279,474	—	—
Charles E. Schoff Family Revocable Trust B under the Trust Agreement dated July 2, 1975	41,221	41,221	—	—
Tedco, Inc.	454,009	454,009	—	—
Ryan M. Schoff	15,000	15,000	—	—
Dennis L. Winans	60,000	60,000	—	—

Total	13,992,285	13,773,702	218,583

*	Denotes less than 1%.

(1)	Includes an aggregate of 5,198,855 common shares issuable by us upon redemption of an equal number of operating partnership units owned by the selling shareholders as follows: (i) 394,843 units owned by Rising Tide Development, LLC; (ii) 187,249 units owned by Amsdell & Amsdell general partnership; (iii) 337,756 units owned by Amsdell Holdings I, Inc.; (iv) 604,510 units owned by a trust of which Robert J. Amsdell is the sole trustee and whose equal beneficiaries are Robert J. Amsdell and Barry L. Amsdell; (v) 305,975 units owned by W. Michael Schoff; (vi) 287,412 units owned by the Robert H. Schoff Revocable Trust Dated August 6, 2002; (vii) 138,429 units owned by the Susan A. Harris Revocable Trust Dated November 9, 1999; (viii) 92,977 units owned by San Simeon Investments IV, LP; (ix) 2,279,474 units owned by The Schomac Group, Inc.; (x) 41,221 units owned by the Charles E. Schoff Family Revocable Trust B under the Trust Agreement dated July 2, 1975; (xi) 454,009 units owned by Tedco, Inc.; (xii) 15,000 units owned by Ryan M. Schoff; and (xiii) 60,000 units owned by Dennis L. Winans. The operating partnership units are redeemable at the option of the holder for cash or, at our option, common shares on a one-for-one basis. We cannot assure you that any operating partnership units will be redeemed, the timing of any such redemption, and whether we will elect to satisfy the redemption price in cash or by the delivery of common shares. The table reflects actual share ownership and not beneficial ownership.

(2)	Assumes resale of all common shares covered by this prospectus, whether currently issued or issuable by us upon the redemption of operating partnership units.

(3)	Does not include 72,745 restricted share units that may be issuable to Robert J. Amsdell as a result of his retirement from the Company.

(4)	Robert J. Amsdell is an officer, director and 50% shareholder of Amsdell Holdings I, Inc., a member and 50% owner of Rising Tide Development, LLC and a 50% general partner in Amsdell and Amsdell. He is also the sole trustee and a 50% beneficiary of a trust. Accordingly, Mr. Amsdell has a pecuniary interest in an additional 762,179 common shares issuable by us upon the redemption of operating partnership units held by those entities and trusts. If those redemptions occurred and all such shares were sold, including the shares offered by this prospectus, Mr. Amsdell would receive the pecuniary benefit of the sale of 912,983 common shares.

(5)	Barry L. Amsdell is an officer, director and 50% shareholder of Amsdell Holdings I, Inc., a member and 50% owner of Rising Tide Development, LLC and a 50% general partner in Amsdell and Amsdell. He is also a 50% beneficiary of a trust of which Robert J. Amsdell is the sole trustee. Accordingly, Mr. Amsdell has a pecuniary interest in an additional 762,179 common shares issuable by us upon the redemption of operating partnership units held by those entities and trusts. If those redemptions occurred and all such shares were sold, including the shares offered by this prospectus, Mr. Amsdell would receive the pecuniary benefit of the sale of 912,983 common shares.

(6)	Does not include 34,645 shares that may be issuable pursuant to outstanding deferred share units and 133,333 shares that may be issuable upon the exercise of options.

(7)	Todd C. Amsdell is the business adviser to, and has sole voting and dispositive power over, all shares owned by the Robert J. Amsdell Family Irrevocable Trust and the Loretta Amsdell Family Irrevocable Trust. These trusts were established for estate planning purposes for the benefit of members of the families of Robert J. Amsdell and Loretta Amsdell, who is the wife of Barry L. Amsdell.

DESCRIPTION OF OUR SHARES

The following is a summary of the material terms of our shares of beneficial interest. Copies of our declaration of trust and bylaws are incorporated by reference into the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our declaration of trust provides that we may issue up to 200,000,000 common shares of beneficial interest, par value $0.01 per share, and 40,000,000 preferred shares of beneficial interest, par value $0.01 per share. As of December 31, 2006, there were 57,335,490 common shares issued and outstanding and no preferred shares issued and outstanding.

Maryland law and our declaration of trust provide that none of our shareholders is personally liable for any of our obligations solely as a result of that shareholder’s status as a shareholder.

Voting Rights of Common Shares

Subject to the provisions of our declaration of trust regarding restrictions on the transfer and ownership of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest that we may issue, the holders of such common shares will possess exclusive voting power. There is no cumulative voting in the election of trustees. As a result, the holders of a majority of the outstanding common shares, voting as a single class, can elect all of the trustees then standing for election. Our bylaws provide that a plurality of the votes case at a meeting of shareholders duly called at which a quorum is present is sufficient to elect a trustee and that a majority of the votes cast at a meeting of shareholders duly called at which a quorum is present is sufficient to approve any other matter which may properly come before the meeting, unless a higher vote is required under our bylaws, our declaration of trust or applicable statute.

Under the Maryland statute governing REITs formed under the laws of that state, which we refer to as the Maryland REIT law, a Maryland REIT generally cannot amend its declaration of trust or merge with another entity without the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT’s declaration of trust. Our declaration of trust provides that amendments to the declaration of trust and our merger with another entity may be approved by the affirmative vote of the holders of not less than a majority of all votes entitled to be cast on the matter. Under the Maryland REIT law and our declaration of trust, our trustees will be permitted to amend the declaration of trust from time to time to maintain our qualification as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, and under the Maryland REIT law, without the affirmative vote or written consent of the shareholders.

Dividends, Distributions, Liquidation and Other Rights

Holders of our common shares are entitled to receive dividends and distributions when authorized by our board of trustees, and declared by us out of assets legally available for the payment of dividends or distributions. They also are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our shares and to the provisions of our declaration of trust regarding restrictions on transfer of our shares.

Holders of our common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of shares contained in our declaration of trust and to the power of the board of trustees to create common shares with differing voting rights, all common shares have equal dividend, liquidation and other rights.

Power to Reclassify Shares and Issue Additional Common Shares or Preferred Shares

Our declaration of trust authorizes our board of trustees to classify any authorized but unissued common and preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any series from time to time in one or more series, as authorized by the board of trustees. Prior to issuance of shares of each class or series, the board of trustees is required by the Maryland REIT law and our declaration of trust to establish for each such class or series, subject to the provisions of our declaration of trust regarding the restrictions on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. As a result, our board of trustees could authorize the issuance of preferred shares that have priority over the common shares with respect to dividends, distributions and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise might be in their best interest.

To permit us increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise, our declaration of trust allows us to issue additional common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue the classified or reclassified shares without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of common shares or might otherwise be in their best interests.

Holders of our common shares do not have preemptive rights, which means they have no right to acquire any additional shares that we may issue at a subsequent date.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the Code, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares (after taking into account options to acquire shares) may be owned, directly, indirectly or through attribution, by five or fewer individuals (as defined in the Code to include certain entities).

Because our board of trustees believes that it is in our shareholders’ best interests to continue to qualify as a REIT and for anti-takeover and other strategic reasons, our declaration of trust, subject to certain exceptions, contains restrictions on the number of our shares of beneficial interest that a person may own. Our declaration of trust provides that:

•

no person, other than an excepted holder or a designated investment entity (each as defined in our declaration of trust), may own directly, or be deemed to own by virtue of the attribution provisions of the Code, more than 5%, in value or number of shares, whichever is more restrictive, of the issued and outstanding shares of any class or series of common shares;

•

no person may own directly or indirectly, or be deemed to own through attribution, more than 9.8% in value or number of shares, whichever is more restrictive, of the issued and outstanding shares of any class or series of preferred shares;

•

no excepted holder, which means certain members of the Amsdell family and the Amsdell Entities, may own directly or indirectly common shares if, under the applicable tax attribution rules of the Code, any single excepted holder who is treated as an individual would own more than 29%, in value or number of shares, whichever is more restrictive, of our outstanding common shares, any two excepted holders treated as individuals would own more than 34%, in value or number of shares, whichever is more restrictive, of our outstanding common shares, any three excepted holders treated as individuals would own more than 39%, in value or number of shares, whichever is more restrictive, of our outstanding common shares, any four excepted holders treated as individuals would own more than 44%, in value or number of shares, whichever is more restrictive, of our outstanding common shares, or any five excepted holders treated as individuals would own more than 49%, in value or number of shares, whichever is more restrictive, of our outstanding common shares;

•

no designated investment entity may acquire or hold, directly or indirectly (or through attribution), shares in excess of the designated investment entity limit of 9.8%, in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of common shares;

•

no person shall beneficially or constructively own our shares of beneficial interest that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT; and

•	no person shall transfer our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons.

The excepted holder limit was established in light of the fact that Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and certain Amsdell Entities owned a substantial percentage of our common shares upon completion of our IPO. The excepted holder limit does not permit each excepted holder to own 29% of our common shares. Rather, the excepted holder limit prevents two or more excepted holders who are each treated as individuals under the applicable tax attribution rules from owning a higher percentage of our common shares than the maximum number of common shares that could be owned by any one excepted holder (29%), plus the maximum number of common shares that could be owned by any one or more other individual common shareholders who are not excepted holders (5%). We do not believe the 29% expected holder limit for certain members of the Amsdell family and certain related entities will jeopardize our REIT status because no other individual shareholder can own more than 5% of the value of our outstanding common shares. Accordingly, no five individuals can own more than 49% of our shares and, thus, we will be in compliance with the REIT qualification requirement prohibiting five or fewer individuals from owning more than 50% of the value of our outstanding shares.

The declaration of trust defines a “designated investment entity” as:

1.	an entity that is a pension trust that qualifies for look-through treatment under Section 856(h)(3) of the Code;

2.	an entity that qualifies as a regulated investment company under Section 851 of the Code; or

3.	an entity that (i) for compensation engages in the business of advising others as to the value of securities or as to the advisability of investing in, purchasing or selling securities; (ii) purchases securities in the ordinary course of its business and not with the purpose or effect of changing or influencing control of us, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Exchange Act; and (iii) has or shares voting power and investment power under the Exchange Act;

so long as each beneficial owner of such entity, or in the case of an asset management company, the individual account holders of the accounts managed by such entity, would satisfy the 5% ownership limit if such beneficial owner or account holder owned directly its proportionate share of the shares held by the entity.

Our board of trustees may waive the 5% ownership limit, or the 9.8% designated investment entity limit, for a shareholder that is not an individual if such shareholder provides information and makes representations to the board that are satisfactory to the board, in its reasonable discretion, to establish that such person’s ownership in excess of the 5% limit or the 9.8% limit, as applicable, would not jeopardize our qualification as a REIT.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. If any transfer of shares or any other event would otherwise result in any person violating the ownership limits described above, then our declaration of trust provides that (a) the transfer will be void and of no force or effect with respect to the prohibited transferee with respect to that number of shares that exceeds the ownership limits or that such number of shares will be automatically transferred to a charitable trust for the benefit of a charitable beneficiary and (b) the prohibited transferee would not acquire any right or interest in the shares. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

All certificates evidencing our shares bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of our shares, including common shares, is required to give written notice to us within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of shares that the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for the common shares or might otherwise be in the best interest of our shareholders.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR DECLARATION OF TRUST AND BYLAWS

The following description of certain provisions of Maryland law and of our declaration of trust and bylaws is only a summary. For a complete description, we refer you to the applicable Maryland law, our declaration of trust and bylaws.

Number of Trustees; Vacancies

Our declaration of trust and bylaws provide that the number of our trustees shall not be less than one and not more than 13, and will be established by a vote of a majority of the members of our board of trustees. Currently, we have seven trustees. Our bylaws provide that any vacancy, including a vacancy created by an increase in the number of trustees, may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Pursuant to our declaration of trust, each of our trustees is elected by our shareholders to serve until the next annual meeting and until their successors are duly elected and qualify. Under Maryland law, our board may elect to create staggered terms for its members.

Our bylaws provide that at least a majority of our trustees will be “independent,” with independence being defined in the manner established by our board of trustees and in a manner consistent with listing standards established by the NYSE.

Removal of Trustees

Our declaration of trust provides that a trustee may be removed only with cause and only upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. Absent removal of all of our trustees, this provision, when coupled with the provision in our bylaws authorizing our board of trustees to fill vacant trusteeships, may preclude shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.

Business Combinations

Our board of trustees has approved a resolution that exempts us from the provisions of the Maryland business combination statute described below, but our board of trustees may opt to make these provisions applicable to us in the future. Maryland law prohibits “business combinations” between us and an interested shareholder (defined below) or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

•	any person who beneficially owns 10% or more of the voting power of our shares; or

•

an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.

A person is not an interested shareholder if our board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, our board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of trustees.

After the five-year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then outstanding shares of beneficial interest; and

•

two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as described under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are approved by our board of trustees before the time that the interested shareholder becomes an interested shareholder.

Control Share Acquisitions

Our bylaws contain a provision exempting any and all acquisitions of our shares from the provisions of the Maryland Control Share Acquisition Act. However, our board of trustees may opt to make these provisions applicable to an acquisition of our shares at any time by amending or repealing this provision in the future, and may do so on a retroactive basis. Maryland law provides that “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares beneficially owned by the acquiring person in a control share acquisition or by our officers or by our employees who are our trustees are excluded from the shares entitled to vote in accordance with the immediately preceding sentence. “Control shares” are shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise or direct the exercise of the voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the special meeting. If no request for a special meeting is made, we may present the question at any shareholders’ meeting.

If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our declaration of trust or bylaws.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law, Our Declaration of Trust and Bylaws

The business combination provisions of Maryland law (if our board of trustees opts to make them applicable to us), the control share acquisition provisions of Maryland law (if the applicable provision in our bylaws is rescinded), the limitations on removal of trustees, the restrictions on the acquisition of our shares of beneficial interest, the power to issue additional common shares or preferred shares and the advance notice provisions for shareholder trustee nominations and other shareholder proposals of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of the common shares or might otherwise be in their best interest. The “unsolicited takeovers” provisions of Maryland law permit our board of trustees, without shareholder approval and regardless of what is provided in our declaration of trust or bylaws, to implement takeover defenses that we may not yet have.

PARTNERSHIP AGREEMENT

The following is a summary of the material terms of the partnership agreement of our operating partnership, which we refer to as the “partnership agreement.” This summary is not comprehensive. For more detail, you should refer to the partnership agreement itself, which is incorporated by reference to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” For purposes of this section, references to “our company,” “we,” “us” and “our” mean U-Store-It Trust and its wholly owned subsidiaries.

Management

Our operating partnership, U-Store-It, L.P., is a Delaware limited partnership that was formed on July 25, 1996. We are the sole general partner of our operating partnership, and we conduct substantially all of our operations through our operating partnership. As of December 31, 2006, we owned approximately 91.7% of the aggregate partnership interests in our operating partnership. Except as otherwise expressly provided in the partnership agreement, we, as general partner, have the exclusive right and full authority and responsibility to manage and operate the partnership’s business. Limited partners generally do not have any right to participate in or exercise control or management power over the business and affairs of our operating partnership or the power to sign documents for or otherwise bind our operating partnership. We, as general partner, have full power and authority to do all things we deem necessary or desirable to conduct the business of our operating partnership, as described below. In particular, we are under no obligation to consider the tax consequences to limited partners when making decisions for the benefit of our operating partnership but we are expressly permitted to take into account our tax consequences. The limited partners have no power to remove us as general partner, unless our shares are not publicly-traded, in which case we, as general partner, may be removed with or without cause by the consent of the partners holding partnership interests representing more than 50% of the percentage interests (as defined in the partnership agreement) entitled to vote thereon. In certain limited circumstances, the consent of the limited partners (not including us in some cases) is necessary.

Management Liability and Indemnification

We, as general partner of our operating partnership, and our officers and trustees are not liable for monetary or other damages to our operating partnership, any partners or assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, unless we acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived. To the fullest extent permitted by applicable law, the partnership agreement indemnifies us, as general partner, any limited partners, and any of our officers, trustees, agents and employees from and against any and all losses, claims, damages, liabilities, joint or several, expenses, judgments, fines, settlements and other amounts incurred in connection with any actions relating to the operations of our operating partnership, unless it is established by a final determination of a court of competent jurisdiction that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

Fiduciary Responsibilities

Our trustees and officers have duties under applicable Maryland law to manage us in a manner consistent with our best interests. At the same time, we, as general partner, have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as general partner, to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our trustees and officers to us. In addition, our officers, trustees, agent and employees may be limited as to personal liability and/or entitled to indemnification to the extent described above in “–Management Liability and Indemnification.”

Transfers

We, as general partner, generally may not transfer any of our partnership interests in our operating partnership, including any of our limited partner interests, except in connection with a merger, consolidation or other combination with or into another person, a sale of all or substantially all of our assets or any reclassification, recapitalization or change of our outstanding shares. We may engage in such a transaction only if the transaction has been approved by the consent of the partners holding partnership interests representing more than 50% of the percentage interest (as defined in the partnership agreement) entitled to vote thereon and all other conditions to such transaction specified in our partnership agreement are satisfied. We may vote all operating partnership units held by us on such transaction. In addition, any such transaction must provide all limited partners with the right to receive consideration which, on a per unit basis, is equivalent in value to the consideration to be received by our shareholders, on a per share basis. We may also engage in a merger, consolidation or other combination with or into another person where following the consummation of such transaction, the equity holders of the surviving entity are substantially identical to our shareholders. We will not withdraw from our operating partnership, except in connection with a transaction as described in this paragraph.

With certain limited exceptions, the limited partners may not transfer their interests in our operating partnership, in whole or in part, without our written consent, which consent may be withheld in our sole and absolute discretion.

Even if our consent is not required for a transfer by a limited partner, we, as general partner, may prohibit the transfer of operating partnership units by a limited partner unless we receive a written opinion of legal counsel that the transfer would not require filing of a registration statement under the Securities Act or would not otherwise violate any federal or state securities laws or regulations applicable to our operating partnership or the operating partnership units. Further, except for certain limited exceptions, no transfer of operating partnership units by a limited partner, without our prior written consent, may be made if:

•

in the opinion of legal counsel for our operating partnership, there is a significant risk that the transfer would result in our operating partnership being treated as an association taxable as a corporation for federal income tax purposes or would result in a termination of our operating partnership for federal income tax purposes;

•

in the opinion of legal counsel for our operating partnership, there is a significant risk that the transfer would adversely affect our ability to continue to qualify as a REIT or would subject us to certain additional taxes; or

•	such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code.

Except with our consent to the admission of the transferee as a limited partner, no transferee shall have any rights by virtue of the transfer other than the rights of an assignee, and will not be entitled to vote operating partnership units in any matter presented to the limited partners for a vote. We, as general partner, will have the right to consent to the admission of a transferee of the interest of a limited partner, which consent may be given or withheld by us in our sole and absolute discretion.

In the case of a proposed transfer of operating partnership units to a lender to our operating partnership or any person related to the lender whose loan constitutes a nonrecourse liability, the transferring partner must provide notice to us and the lender must enter into arrangements with our operating partnership as part of such transaction.

Distributions

The partnership agreement requires the distribution of available cash on at least a quarterly basis. Available cash is the net operating cash flow plus any reduction in reserves and minus interest and principal payments on debt, all cash expenditures (including capital expenditures), investments in any entity, any additions to reserves and other adjustments, as determined by us in our sole and absolute discretion.

Unless we otherwise specifically agree in the partnership agreement or in an agreement entered into at the time a new class or series is created, no partnership interest will be entitled to a distribution in preference to any other partnership interest. A partner will not in any event receive a distribution of available cash with respect to an operating partnership unit if the partner is entitled to receive a distribution out of that same available cash with respect to a share of our company for which that operating partnership unit has been exchanged or redeemed.

We will make reasonable efforts, as determined by us in our sole and absolute discretion and consistent with our qualification as a REIT, to distribute available cash:

•	to the limited partners so as to preclude the distribution from being treated as part of a disguised sale for federal income tax purposes; and

•

to us, as general partner, in an amount sufficient to enable us to pay shareholder dividends that will satisfy our requirements for qualifying as a REIT and to avoid any federal income or excise tax liability for us.

Allocation of Net Income and Net Loss

Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership. Except as otherwise provided in the partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement, net income and net loss are allocated to the general partner and the limited partners in accordance with their respective percentage interests in the class at the end of each fiscal year. The partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b), 1.704-2 and 1.752-3(a).

Redemption

As a general rule, a limited partner may exercise a redemption right to redeem his or her operating partnership units at any time beginning one year following the date of the issuance of the operating partnership units held by the limited partner. If we give the limited partners notice of our intention to make an extraordinary distribution of cash or property to our shareholders or effect a merger, a sale of all or substantially all of our assets, or any other similar extraordinary transaction, each limited partner may exercise its unit redemption right, regardless of the length of time it has held its operating partnership units. This unit redemption right begins when the notice is given, which must be at least 20 business days before the record date for determining shareholders eligible to receive the distribution or to vote upon the approval of the merger, sale or other extraordinary transaction, and ends on the record date. We, in our sole discretion, may shorten the required notice period of not less than 20 business days prior to the record date to determine the shareholders eligible to vote upon a merger transaction (but not any of the other covered transactions) to a period of not less than 10 calendar days so long as certain conditions set forth in the partnership agreement are met. If no record date is applicable, we must provide notice to the limited partners at least 20 business days before the consummation of the merger, sale or other extraordinary transaction.

A limited partner may exercise its unit redemption right by giving written notice to our operating partnership and us. The operating partnership units specified in the notice generally will be redeemed on the tenth business day following the date we received the redemption notice or, in the case of the exercise of a unit redemption right in connection with an extraordinary transaction, the date our operating partnership and we received the redemption notice. A limited partner may not exercise the unit redemption right for fewer than 1,000 operating partnership units, or if the limited partner holds fewer than 1,000 operating partnership units, all of the operating partnership units held by that limited partner. The redeeming partner will have no right to receive any distributions paid on or after the redemption date with respect to those operating partnership units redeemed.

Unless we elect to assume and perform our operating partnership’s obligation with respect to the unit redemption right, as described below, a limited partner exercising a unit redemption right will receive cash from our operating partnership in an amount equal to the market value of our common shares for which the operating partnership units would have been redeemed if we had assumed and satisfied our operating partnership’s obligation by paying our common shares, as described below. The market value of our common shares for this purpose (assuming a market then exists) will be equal to the average of the closing trading price of our common share on the NYSE for the ten trading days before the day on which we received the redemption notice.

We have the right to elect to acquire the operating partnership units being redeemed directly from a limited partner in exchange for either cash in the amount specified above or a number of our common shares equal to the number of operating partnership units offered for redemption, adjusted as specified in the partnership agreement to take into account prior share dividends or any subdivisions or combinations of our common shares. The operating partnership will have the sole discretion to elect whether the redemption right will be satisfied by us in cash or our common shares. No redemption or exchange can occur if delivery of common shares by us would be prohibited either under the provisions of our declaration of trust or under applicable federal or state securities laws, in each case regardless of whether we would in fact elect to assume and satisfy the unit redemption right with shares.

Issuance of Additional Partnership Interests

We, as general partner, are authorized to cause our operating partnership to issue additional operating partnership units or other partnership interests to its partners, including us and our affiliates, or other persons. These operating partnership units may be issued in one or more classes or in one or more series of any class, with designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to one or more other classes of partnership interests (including operating partnership units held by us), as determined by us in our sole and absolute discretion without the approval of any limited partner, subject to limitations described below.

No operating partnership unit or interest may be issued to us as general partner or limited partner unless:

•

our operating partnership issues operating partnership units or other partnership interests in connection with the grant, award or issuance of shares or other equity interests in us having designations, preferences and other rights so that the economic interests attributable to the newly issued shares or other equity interests in us are substantially similar to the designations, preferences and other rights, except voting rights, of the operating partnership units or other partnership interests issued to us, and we contribute to our operating partnership the proceeds from the issuance of the shares or other equity interests received by us; or

•

our operating partnership issues the additional operating partnership units or other partnership interests to all partners holding operating partnership units or other partnership interests in the same class or series in proportion to their respective percentage interests in that class or series.

Preemptive Rights

Except to the extent expressly granted by our operating partnership in an agreement other than the partnership agreement, no person or entity, including any partner of our operating partnership, has any preemptive, preferential or other similar right with respect to:

•	additional capital contributions or loans to our operating partnership; or

•	the issuance or sale of any operating partnership units or other partnership interests.

Amendment of Partnership Agreement

Amendments to the partnership agreement may be proposed by us, as general partner, or by any limited partner holding partnership interests representing 25% or more of the percentage interest (as defined in the partnership agreement) entitled to vote thereon. In general, the partnership agreement may be amended only with the approval of the general partner and the consent of the partners holding partnership interests representing more than 50% of the percentage interests (as defined by the partnership agreement) entitled to vote thereon. However, as general partner, we will have the power, without the consent of the limited partners, to amend the partnership agreement as may be required:

•	to add to our obligations as general partner or surrender any right or power granted to us as general partner or any affiliate of ours for the benefit of the limited partners;

•	to reflect the admission, substitution, termination or withdrawal of partners in compliance with the partnership agreement;

•	to set forth the designations, rights, powers, duties and preferences of the holders of any additional partnership interests issued in accordance with the authority granted to us as general partner;

•

to reflect a change that does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes with respect to matters arising under the partnership agreement that will not be inconsistent with law or with the provisions of the partnership agreement; and

•	to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal, state or local agency or contained in federal, state or local law.

The approval of a majority of the partnership interests held by limited partners other than us is necessary to amend provisions regarding, among other things:

•	the issuance of partnership interests in general and the restrictions imposed on the issuance of additional partnership interests to us in particular;

•	the prohibition against removing us as general partner by the limited partners;

•	restrictions on our power to conduct businesses other than owning partnership interests of our operating partnership and the relationship of our shares to operating partnership units;

•	limitations on transactions with affiliates;

•	our liability as general partner for monetary or other damages to our operating partnership;

•	partnership consent requirements for the sale or other disposition of substantially all the assets of our operating partnership; or

•	the transfer of partnership interests held by us or the dissolution of our operating partnership.

Any amendment of the provision of the partnership agreement which allows the voluntary dissolution of our operating partnership before December 31, 2054 can be made only with the consent of the partners holding partnership interest representing 90% or more of the percentage interest (as defined in the partnership agreement) entitled to vote thereon, including partnership interests held by us.

Amendments to the partnership agreement that would, among other things:

•	convert a limited partner’s interest into a general partner’s interest;

•	modify the limited liability of a limited partner;

•

alter the interest of a partner in profits or losses, or the right to receive any distributions, except as permitted under the partnership agreement with respect to the admission of new partners or the issuance of additional operating partnership units; or

•	materially alter the unit redemption right of the limited partners,

must be approved by each limited partner or any assignee who is a bona fide financial institution that loans money or otherwise extends credit to a holder of operating partnership units or partnership interests that would be adversely affected by the amendment.

Tax Matters

Pursuant to the partnership agreement, the general partner is the tax matters partner of our operating partnership. Accordingly, through our role as the general partner of the operating partnership, we have authority to make tax elections under the Code on behalf of our operating partnership, and to take such other actions as permitted under the partnership agreement.

Term

Our operating partnership will continue until dissolved upon the first to occur of any of the following:

•

an event of our withdrawal, as the general partner, (other than an event of bankruptcy), unless within 90 days after the withdrawal, the written consent of the outside limited partners, as defined in the partnership agreement, to continue the business of our operating partnership and to the appointment, effective as of the date of withdrawal, of a substitute general partner is obtained;

•

through December 31, 2054, an election to dissolve the operating partnership by us, as general partner, with the consent of the partners holding partnership interests representing 90% of the percentage interest (as defined in the partnership agreement) of the interests entitled to vote thereon (including operating partnership units held by us);

•	an election to dissolve the operating partnership by us, as general partner, in our sole and absolute discretion after December 31, 2054;

•	entry of a decree of judicial dissolution of our operating partnership pursuant to Delaware law;

•	the sale of all or substantially all of the assets and properties of our operating partnership for cash or for marketable securities; or

•

entry of a final and non-appealable judgment by a court of competent jurisdiction ruling that we are bankrupt or insolvent, or entry of a final and non-appealable order for relief against us, under any federal or state bankruptcy or insolvency laws, unless prior to or at the time of the entry of such judgment or order, the written consent of the outside limited partners, as defined in our partnership agreement, to continue the business of our operating partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute general partner is obtained.

PLAN OF DISTRIBUTION

The selling shareholders and their pledgees, donees, transferees or other successors in interest may offer and sell, from time to time, some or all of the common shares described in this prospectus. We will not receive any proceeds from any sale of the common shares by the selling shareholders. We will pay all costs, expenses and fees in connection with the registration of the common shares, including fees of our counsel and accountants, fees payable to the SEC and listing fees. We estimate those fees and expenses to be approximately $53,368 and the selling shareholders will pay all underwriting discounts and commissions and similar selling expenses, if any, attributable to the sale of the common shares covered by this prospectus.

Of the common shares described in this prospectus, 8,574,847 common shares are currently outstanding, and 5,198,855 of such common shares are issuable by us pursuant to our operating partnership agreement upon redemption of operating partnership units by the holders thereof. Our operating partnership units are redeemable at the option of the holder for cash or, at our option, common shares on a one-for-one basis.

We cannot assure you that any operating partnership units will be redeemed or that any of the common shares described in this prospectus and issuable upon redemption of such operating partnership units will be issued or sold.

The selling shareholders and their pledgees, donees, transferees or other successors in interest may sell the common shares covered by this prospectus from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	in privately negotiated transactions;

•	through broker-dealers, who may act as agents or principals;

•	in a block trade in which a broker-dealer will attempt to sell a block of common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the common shares by a broker-dealer as principal and resales of the common shares by the broker-dealer for its account under this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

If at any time a particular offer of the common shares covered by this prospectus is made, a revised prospectus or prospectus supplement is required, we will prepare and file such document that will include updated information required to be included therein. Such information may include the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Any prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the common shares covered by this prospectus.

In connection with the sale of the common shares covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of common shares for whom they may act as agent. Underwriters may sell to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agent.

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

This section summarizes the federal income tax issues that you may consider relevant in acquiring our securities. Our counsel, Bass, Berry & Sims PLC, has reviewed this summary and is of the opinion that it describes the federal income tax considerations that are likely to be material to a holder of our securities. The discussion contained herein does not purport to deal with all aspects of taxation that may be relevant to prospective purchasers in light of their personal investment or tax circumstances, or to prospective purchasers who are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions or broker-dealers, persons liable for the alternative minimum tax, persons holding our common shares through partnerships, S corporations or other pass through entities, foreign corporations and persons who are not citizens or residents of the United States.

The statements in this section are based on the current federal income tax laws governing qualification as a REIT as of the date of this prospectus. We cannot assure you that new laws, interpretations thereof, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of investing in our securities and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such investment and election, and regarding potential changes in applicable tax laws.

Taxation of U-Store-It

We elected to be taxed as a REIT for our taxable year ended December 31, 2004. We believe that we have operated in a manner intended to qualify as a REIT since our election to be a REIT, and we intend to continue to operate in such a manner. In the opinion of Bass, Berry & Sims PLC, we qualified to be taxed as a REIT for our taxable years ended December 31, 2004 through December 31, 2006, and our current and proposed method of operation will enable us to continue to so qualify for the taxable year ending December 31, 2007 and in the future. Investors should be aware that opinions of counsel are not binding on the Internal Revenue Service or a court, and there can be no assurance that the Internal Revenue Service or a court will not take a contrary position. We also emphasize that counsel’s opinion is based on various assumptions and is conditioned upon numerous representations made by us as to factual matters, including representations regarding the nature of our assets and income and the future conduct of our business. Moreover, our taxation and qualification as a REIT depend upon our ability to meet on a continuous basis the annual operating results, asset ownership tests, distribution requirements, diversity of stock ownership and the various other qualification tests imposed by the Code described below. Bass, Berry & Sims PLC will not review our compliance with those tests on a continuing basis. Accordingly, we can make no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. Pursuant to our declaration of trust, our board of trustees has the authority to make any tax elections on our behalf that, in its sole judgment, are in our best interest. This authority includes the ability to elect not to qualify as a REIT for federal income tax purposes or, after qualifying as a REIT to revoke or otherwise terminate our status as a REIT. Our board of trustees has the authority under our declaration of trust to make these elections without the necessity of obtaining the approval of our shareholders. In addition, our board of trustees has the authority to waive any restrictions and limitations contained in our declaration of trust that are intended to preserve our status as a REIT during any period in which our board of trustees has determined not to pursue or preserve our status as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and our shareholders. These laws are highly technical and complex. The following discussion sets forth only the material aspects of those laws. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and related administrative and judicial interpretations thereof.

Although REITs continue to receive substantially better tax treatment than entities taxed as corporations, it is possible that future legislation would cause a REIT to be a less advantageous tax status for companies that invest in real estate, and it could become more advantageous for such companies to elect to be taxed for federal income tax purposes as a corporation. As a result, our declaration of trust provides our board of trustees with the ability, under certain circumstances, to elect not to qualify us as a REIT or, after we have qualified as a REIT, to revoke or otherwise terminate our REIT election and cause us to be taxed as a corporation, without the vote of our shareholders. Our board of trustees has fiduciary duties to us and to all investors and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interest of our shareholders.

Our qualification as a REIT depends on our ability to meet on a continuing basis the qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that fall within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. We describe the REIT qualification tests in more detail below. For a discussion of the tax treatment of us and our shareholders if we fail to qualify as a REIT, please read “–Failure to Qualify” below.

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation” (i.e., at both the corporate and shareholder levels) that generally results from an investment in a C corporation. A C corporation generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the shareholder level when the income is distributed. Even if we qualify as a REIT, however, we will be subject to federal tax in the following circumstances:

•

We will pay federal income tax on taxable income (including net capital gain) that we do not distribute to our shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on our items of tax preference under certain circumstances.

•

We will pay income tax at the highest corporate rate on (1) net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business and (2) other non-qualifying income from foreclosure property.

•

We will pay a 100% tax on net income from certain sales or other dispositions of property (other than foreclosure property) that we hold primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, which are described below under “–Requirements for Qualification–Gross Income Tests” below, and nonetheless continue to qualify as a REIT because we meet certain other requirements, we will pay a tax equal to (1) the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by (2) a fraction intended to reflect our profitability.

•

If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain income for such year, and (3) any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of such required distribution over the amount we actually distributed.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain and would receive a credit or refund for our proportionate share of the tax we paid.

•

If we acquire any asset from a C corporation in a merger or other transaction in which we acquire a basis in the asset that is determined by reference to the C corporation’s basis in the asset, or another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of such asset during the 10-year period after we acquire such asset. The amount of gain on which we will pay tax is the lesser of (1) the amount of gain that we recognize at the time of the sale or disposition and (2) the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that certain elections specified in applicable Treasury Regulations are either made or forgone, by us or by the entity from which the assets are acquired, in each case, depending upon the date such acquisition occurred.

•	We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

•

In the event of a failure of any of the asset tests occurring after January 1, 2005 (other than a de minimis failure of the 5% asset test or the 10% vote or value test), as described below under “–Requirements for Qualification – Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, and file a schedule with the Internal Revenue Service describing the assets that caused the failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy any of the asset tests.

•

If we fail to satisfy one or more requirements for REIT qualification during a taxable year beginning on or after January 1, 2005, other than the gross income tests and the asset tests, we will be required to pay a penalty of $50,000 for each such failure.

Requirements for Qualification

A REIT is a corporation, trust, or unincorporated association that meets the following requirements:

(1)	it is managed by one or more trustees or directors;

(2)	its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	it would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws;

(4)	it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

(5)	at least 100 persons are beneficial owners of its shares or ownership certificates;

(6)	not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, as defined in the federal income tax laws to include certain entities, during the last half of any taxable year;

(7)	it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

(8)	it uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and

(9)	it meets certain other qualification tests, described below, regarding the nature of its income and assets.

We must meet requirements (1) through (4) during our entire taxable year and must meet requirement (5) during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement (5), we will be deemed to have satisfied requirement (5) for such taxable year. For purposes of determining share ownership under requirement (6), an “individual” generally includes pension funds and other specified tax-exempt entities, except that a “look through” exception applies with respect to pension funds.

We believe that we have issued sufficient common shares with sufficient diversity of ownership to satisfy requirements (5) and (6) set forth above. In addition, our declaration of trust contains restrictions on the ownership and transfer of the common and preferred shares which are intended to assist us in continuing to satisfy the ownership requirements described in (5) and (6) above. The provisions of our declaration of trust restricting the ownership and transfer of the common and preferred shares are described in “Description of Our Shares – Restrictions on Ownership and Transfer.”

Ownership of Interests in Partnerships and Limited Liability Companies. In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities, and items of income of U-Store-It, L.P., our operating partnership, and of any other partnership in which we have acquired or will acquire an interest, directly or indirectly (a “Subsidiary Partnership”), is treated as assets and gross income of U-Store-It for purposes of applying the various REIT qualification requirements. If a partnership or limited liability company in which we own an interest takes or expects to take actions which could jeopardize our status as a REIT, or requires us to pay tax, we may be forced to dispose of our interest in that entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action within a period of time which would allow us to dispose of our interest in the respective entity or take other corrective action on a timely basis. In such a case, we would fail to qualify as a REIT.

Ownership of Interests in Qualified REIT Subsidiaries. We may acquire 100% of the stock of one or more corporations that are “qualified REIT subsidiaries.” A corporation that is a qualified REIT subsidiary is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A qualified REIT subsidiary is a corporation, all of the capital stock of which is owned by the REIT and which does not elect to be a taxable REIT subsidiary (as defined below). Thus, in applying the requirements described herein, any qualified REIT subsidiary of U-Store-It will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit. Accordingly, qualified REIT subsidiaries are not subject to federal corporate income taxation, though they may be subject to state and local taxation. All of our corporate subsidiaries are qualified REIT subsidiaries.

Ownership of Interests in Taxable REIT Subsidiaries. REITs are permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries,” or TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. However, a TRS may not directly or indirectly operate or manage hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s length basis.

We and any corporate subsidiary in which we (directly or indirectly through our operating partnership or other subsidiaries) own stock must make an election for such subsidiary to be treated as a TRS. If a TRS directly or indirectly owns securities of a corporation possessing more than 35% of the value or voting power of all outstanding securities of such corporation, the corporation will automatically also be treated as a TRS. Overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

Rent we receive from our TRSs will qualify as “rents from real property” under the Code as long as at least 90% of the leased space in the property is leased to persons other than TRSs and related party tenants, and the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. However, any increase as a result of a lease modification in the rent paid by a controlled TRS would not be qualifying income for purposes of the gross income tests. The TRS rules limit the deductibility of interest paid or accrued by a TRS to us to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and us or our tenants that are not conducted on an arm’s-length basis.

U-Store-It Mini Warehouse Co. is taxable as a regular corporation and has elected, together with us, to be treated as our TRS. Although we do not currently hold an interest in any other TRS, we may acquire securities in one or more additional TRSs or elect to treat a subsidiary in which we currently own securities as a TRS in the future.

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of the 75% gross income test includes, but is not limited to:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	gain from the sale of real estate assets; and

•	dividends or other distributions on and gain from the sale of shares in other REITs.

Second, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, or any combination of the foregoing. Our share of any dividends received from U-Store-It Mini Warehouse Co. and from other corporations in which we own an interest (other than qualified REIT subsidiaries) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We do not anticipate that we will receive sufficient dividends from U-Store-It Mini Warehouse Co. or other such corporations to cause us to exceed the limit on non-qualifying income under the 75% gross income test. Dividends that we receive from other qualifying REITs will qualify for purposes of both REIT income tests.

Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator of both income tests. For taxable years beginning on and after January 1, 2005, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred, or to be incurred, to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the 75% gross income test). We will monitor the amount of our nonqualifying income and will manage our portfolio to comply at all times with the gross income tests. The following paragraphs discuss the specific application of these tests to us.

Rents from Real Property. Rents we receive from real property that we own and lease to tenants will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales;

•

Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS with respect to which certain other requirements are met;

•

Third, none of the rent attributable to personal property leased in connection with a lease of real property will qualify as “rents from real property” if the rent attributable to the personal property exceeds 15% of the total rent received under the lease; and

•

Fourth, we generally must not operate or manage our real property or furnish or render non-customary services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. An independent contractor is any person who does not own, directly or indirectly, more than 35% of the REIT’s stock and in which not more than 35% interest is owned, directly or indirectly, by one or more person also owning 35% or more of the REIT. However, we need not provide services through an “independent contractor,” but instead may provide services directly, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our gross income from the related property. Finally, we may own up to 100% of the stock of one or more TRSs, which may provide non-customary services to our tenants without tainting the rents from the related properties.

If a portion of the rent we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year and we do not qualify for certain statutory relief requirements, we would lose our REIT status. By contrast, in the following circumstances, none of the rent from a lease of property would qualify as “rents from real property”: (1) the rent is considered based on the income or profits of the lessee; (2) the lessee is a related party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying taxable REIT subsidiaries; or (3) we furnish non-customary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a TRS. In any of these circumstances, we could lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

Prohibited Transaction. Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Our gain would include any gain realized by our qualified REIT subsidiaries and our share of any gain realized by any of the partnerships or limited liability companies in which we own an interest. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning our properties. We have made, and may in the future make, occasional sales of properties consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax.

Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property acquired by a REIT as the result of the REIT’s having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law after actual or imminent default on a lease of the property or on indebtedness secured by the property (any such proceeding or agreement referred to as a “Repossession Action”). Property acquired by a Repossession Action will not be considered “foreclosure property” if (a) the REIT held or acquired the property subject to a lease or securing indebtedness for sale to customers in the ordinary course of business or (b) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered “foreclosure property” unless the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury). This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

•

on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•

on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•

which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Hedging Transactions. From time to time, we or our operating partnership may enter into hedging transactions with respect to one or more of our respective assets or liabilities. Hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. For taxable years prior to 2005, to the extent that we entered into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry “real estate assets,” any periodic income or gain from the disposition of such contract should have been qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. For taxable years beginning on or after January 1, 2005, to the extent that we or our operating partnership enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry “real estate assets” and such hedging transaction is clearly identified before the close of the day on which it was acquired, originated or entered into and satisfies other identification requirements, any periodic income or gain from the disposition of such contract will not constitute gross income for purposes of the 95% gross income test and therefore will be exempt from this test. For such taxable years, income from any hedging transaction will, however, be nonqualifying income for purposes of the 75% gross income test. To the extent that we or our operating partnership hedge with other types of financial instruments, or in other situations, is not likely that income from any such hedge will be treated as qualifying income for purposes of the gross income tests. We intend to structure all hedging transactions in a manner that does not jeopardize our status as a REIT. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the gross income tests, and will not adversely affect our ability to satisfy the REIT qualification requirements.

Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. Those relief provisions generally will be available if:

•

following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the Internal Revenue Service setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•	the failure to meet such tests is due to reasonable cause and not due to willful neglect.

For taxable years prior to 2005, the schedule of our sources of gross income was required to be filed with our tax return and any incorrect information on that schedule must not have been due to fraud with intent to evade tax.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “–Taxation of U-Store-It,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests

To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year. First, at least 75% of the value of our total assets, including assets held by our qualified REIT subsidiaries and our allocable share of the assets held by the partnerships and limited liability companies in which we own an interest, must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs; and

•

investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, no more than 25% of the value of our total assets may consist of the securities of TRSs and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

Third, of the investments included in the 25% asset class and except for certain investments in other REITs and our qualified REIT subsidiaries and TRSs, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total voting power or total value of the outstanding securities of any one issuer except, in the case of the 10% value test, certain “straight debt” securities having specified characteristics. Under recent legislation, certain types of securities are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

Our operating partnership owns 100% of the interests of U-Store-It Mini Warehouse Co. We are considered to own our pro rata share (based on our ownership in the operating partnership) of the interests in U-Store-It Mini Warehouse Co. equal to our proportionate share (by capital) of the operating partnership. U-Store-It Mini Warehouse Co. has elected, together with us, to be treated as our TRS. So long as U-Store-It Mini Warehouse Co. qualifies as a TRS, we will not be subject to the 5% asset test, 10% voting securities limitation or 10% value limitation with respect to our ownership interest in that corporation. We may acquire securities in other TRSs in the future. We believe that the aggregate value of our interest in U-Store-It Mini Warehouse Co. does not exceed, and believe that in the future it will not exceed, 20% of the aggregate value of our gross assets. To the extent that we own an interest in an issuer that does not qualify as a REIT, a qualified REIT subsidiary, or a TRS, we believe that our pro rata share of the value of the securities, including debt, of any such issuer does not exceed, and believe in the future it will not exceed, 5% of the total value of our assets. Moreover, with respect to each issuer in which we own an interest that does not qualify as a qualified REIT subsidiary or a TRS, we believe that our ownership of the securities of any such issuer complies with the 10% voting securities limitation and 10% value limitation. However, no independent appraisals have been obtained to support these conclusions. Thus, we cannot provide any assurance whether the Internal Revenue Service will agree or disagree with our determinations. We also may make loans that must qualify under the “straight debt safe harbor” in order to satisfy the 10% value limitation described above.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we should fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if:

(1)	we satisfied the asset tests at the close of the preceding calendar quarter; and

(2)	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in clause (2) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

In the event that, at the end of a calendar quarter in a taxable year beginning on or after January 1, 2005, we violate the third asset test described above, we will not lose our REIT status if (i) the failure is de minimis (up to the lesser of 1% of its assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests at the end of any calendar quarter in a taxable year beginning on or after January 1, 2005 (other than a de minimis failure of the third asset test as described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (i) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, (ii) file a schedule with the Internal Revenue Service that identifies each asset that caused us to fail such test, and (iii) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

•

the sum of (1) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain or loss) and (2) 90% of our after-tax net income, if any, from foreclosure property; minus

•	the sum of particular items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to our shareholders. In addition, we will incur a 4% nondeductible excise tax on the excess of a specified required distribution over amounts we actually distribute if we distribute an amount less than the required distribution during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year. The required distribution must not be less than the sum of:

•	85% of our REIT ordinary income for the year;

•	95% of our REIT capital gain income for the year; and

•	any undistributed taxable income from prior periods.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “–Taxation of Taxable U.S. Shareholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue preferred shares or additional common shares.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends.

Record Keeping Requirement

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis particular information from our shareholders designed to disclose the actual ownership of our outstanding stock. We have complied, and we intend to continue to comply, with such requirements.

Failure to Qualify

For taxable years beginning on or after January 1, 2005, if we fail or failed to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if the failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “–Requirements for Qualification – Gross Income Tests” and “– Asset Tests.”

If we fail or failed to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we failed to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as regular corporate dividends. Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction and individual shareholders might be eligible for a reduced tax rate with respect to such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders

As used herein, the term “U.S. shareholder” means a holder of common shares that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•

a corporation, partnership, or other entity treated as a corporation or partnership for U.S. federal income tax purposes created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•

an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States; or

•

any trust with respect to which (1) a U.S. court is able to exercise primary supervision over the administration of such trust and (2) one or more U.S. persons have the authority to control all substantial decisions of the trust.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common shares, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding its common shares, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our common shares by the partnership.

As long as we qualify as a REIT, a taxable U.S. shareholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. shareholder generally will not qualify for the 15% tax rate for “qualified dividend income.” The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2008. Without future congressional action, the maximum tax rate on qualified dividend income will move to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid to individuals, trusts and estates by domestic C corporations and certain qualified foreign corporations.

Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our shareholders (see “– Taxation of U-Store-It” above), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends are taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations, such as a TRS, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold its common shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which its common shares become ex-dividend. Although the scheduled tax rate changes do not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stock of other corporations that pay dividends to be more attractive relative to the stock of REITs.

Distributions to a U.S. shareholder which we designate as capital gain dividends will generally be treated as long-term capital gain, without regard to the period for which the U.S. shareholder has held its common shares. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the U.S. shareholder’s common shares. Instead, such distribution will reduce the adjusted basis of such common shares but not below zero. A U.S. shareholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder’s adjusted basis in its common shares as long-term capital gain, or short-term capital gain if the common shares have been held for one year or less, assuming the common shares are a capital asset in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, such losses would be carried over by us for potential offset against our future income generally. Taxable distributions from us and your gain from the disposition of our common shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any “passive activity losses” (such as losses from certain types of limited partnerships in which the shareholder is a limited partner) against such income. In addition, taxable distributions from us and your gain from the disposition of our common shares generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of U.S. Shareholders on the Disposition of Shares

In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of the common shares as long-term capital gain or loss if the U.S. shareholder has held the common shares for more than one year and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of common shares held by such shareholder for six months or less as a long-term capital loss to the extent of capital gain dividends and other distributions paid by us that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of the common shares may be disallowed if the U.S. shareholder purchases other common shares within 30 days before or after the disposition.

Capital Gains and Losses

The tax-rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 35.0%. The maximum tax rate on long-term capital gain applicable to individual taxpayers through 2008 is 15% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., generally, depreciable personal property). We generally may designate whether a distribution we designate as capital gain dividends (and any retained capital gain that we are deemed to distribute) is taxable to non-corporate shareholders at a 15% or 25% rate.

The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry unused capital losses forward indefinitely. A corporate taxpayer must pay tax on its net capital gain at corporate ordinary-income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

We will report to our shareholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding with respect to distributions unless such holder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholder who fails to certify to us its non-foreign status. See “–Taxation of Non-U.S. Shareholders.”

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of the shares with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules.

Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as unrelated business taxable income as to some trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts. As a result of limitations on the transfer and ownership of stock contained in our declaration of trust, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described in this paragraph should be inapplicable to our shareholders. However, because our stock is publicly traded, we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Shareholders

The preceding discussion does not address the rules governing federal income taxation of the ownership and disposition of our shares by persons that are non-U.S. shareholders. The term “non-U.S. shareholder” refers to shareholders who are not U.S. shareholders as described above under “–Taxation of Taxable U.S. Shareholders.” The rules governing U.S. federal income taxation of non-U.S. shareholders are complex. This section is only a summary of such rules. Non-U.S. shareholders should consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the ownership of our common shares, including any reporting requirements.

A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of United States real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. shareholder. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. shareholder unless either:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its common shares. Instead, the excess portion of the distribution will reduce the adjusted basis of those common shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its common shares, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of “U.S. real property interests” under special provisions of the federal income tax laws known as “FIRPTA.” The term “U.S. real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consists of interests in real property. For taxable years prior to 2005, a non-U.S. shareholder was taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus was taxed on such a distribution at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. For taxable years beginning on and after January 1, 2005, capital gain distributions that are attributable to our sale of real property are not subject to FIRPTA and, therefore, will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as the non-U.S. shareholder did not own more than 5% of the class of our stock on which the distributions are made during the one-year period ending on the date of the distribution. As a result, such non-U.S. shareholders generally are subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder will receive a credit against its U.S. federal income tax liability for the amount we withhold.

A non-U.S. shareholder generally will not incur tax under FIRPTA on gains from the disposition of our stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. We cannot assure you that that test will be met. However, a non-U.S. shareholder that owned, actually or constructively, 5% or less of a class of our stock at all times during a specified testing period will not incur tax under FIRPTA on gain from the disposition of our stock if that class of stock is “regularly traded” on an established securities market. Because our common shares are regularly traded on an established securities market, a shareholder owning 5% or less of the common shares will not incur tax under FIRPTA on gain from the disposition of that stock. If the gain on the sale of the stock were taxed under FIRPTA, a non-U.S. shareholder would be taxed on that gain in the same manner as U.S. shareholders, and subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. shareholder generally will incur tax on gain not subject to FIRPTA if:

•

the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non- U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or

•

the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his or her capital gains.

State and Local Taxes

We and/or you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property, or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in our securities.

Tax Aspects of Our Investments in U-Store-It, L.P. and Subsidiary Partnerships

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in our operating partnership and the Subsidiary Partnerships (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships

We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if the Partnerships are classified for federal income tax purposes as partnerships rather than as corporations or associations taxable as corporations. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it (1) is treated as a partnership under Treasury Regulations, effective January 1, 1997, relating to entity classification (the “check-the-box regulations”) and (2) is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997, such as the Partnerships, will be respected for all periods prior to January 1, 1997 if:

•	the entity had a reasonable basis for its claimed classification;

•	the entity and all members of the entity recognized the federal tax consequences of any changes in the entity’s classification within the 60 months prior to January 1, 1997; and

•	neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination.

Each Partnership reasonably claimed partnership classification under the Treasury Regulations relating to entity classification in effect prior to January 1, 1997. In addition, the Partnerships intend to continue to be classified as partnerships for federal income tax purposes and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

Treasury regulations (referred to as the “PTP regulations”) provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership should qualify for the private placement exclusion.

If a Partnership is considered a publicly traded partnership under the PTP regulations because it is deemed to have more than 100 partners, such Partnership should not be treated as a corporation because it should be eligible for the 90% passive income exception. If, however, for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we would not be able to qualify as a REIT. See “– Requirements for Qualification – Gross Income Tests” and “–Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “–Requirements for Qualification – Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

Partners, Not the Partnerships, Subject to Federal Tax

A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or at the end of our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership Allocations

Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations with Respect to Facilities

Under Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

The partnership agreement of our operating partnership requires such allocations to be made in a manner consistent with Section 704(c) of the Code. Treasury regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. We and our operating partnership have elected to use the “traditional method” for accounting for book-tax differences for the facilities contributed to our operating partnership in connection with our IPO. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of contributed facilities in the hands of our operating partnership (i) may cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if all contributed facilities were to have a tax basis equal to their fair market value at the time of the contribution and (ii) in the event of a sale of such facilities, could cause us to be allocated taxable gain in excess of our corresponding economic or book gain (or taxable loss that is less than our economic or book loss) with respect to the sale, with a corresponding benefit to the contributing partners. Therefore, the use of the traditional method could result in our having taxable income that is in excess of economic income and our cash distributions from the operating partnership. This excess taxable income is sometimes referred to as “phantom income” and will be subject to the REIT distribution requirements described elsewhere in this document. Because we rely on our cash distributions from our operating partnership to meet the REIT distribution requirements, the phantom income could adversely affect our ability to comply with the REIT distribution requirements and cause our shareholders to recognize additional dividend income without an increase in distributions. We may use allocation methods different than the traditional method with respect to property contributed in the future to the operating partnership.

Basis in Partnership Interest

Our adjusted tax basis in our partnership interest in our operating partnership generally is equal to (1) the amount of cash and the basis of any other property contributed by us to our operating partnership, (2) increased by (A) our allocable share of our operating partnership’s income and (B) our allocable share of indebtedness of our operating partnership, and (3) reduced, but not below zero, by (A) our allocable share of our operating partnership’s loss and (B) the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of our operating partnership

If the allocation of our distributive share of our operating partnership’s loss would reduce the adjusted tax basis of our partnership interest in our operating partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that our operating partnership’s distributions, or any decrease in our share of the indebtedness of our operating partnership (such decrease being considered a constructive cash distribution to the partners), would reduce our adjusted tax basis below zero, such distributions (including such constructive distributions) constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as capital gain, and, if our partnership interest in our operating partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership to the extent of their “built-in gain” on those properties for federal income tax purposes. The partners’ “built-in gain” on the contributed properties sold will equal the excess of the partners’ proportionate share of the book value of those properties over the partners’ tax basis allocable to those properties at the time of the sale. Any remaining gain recognized by the Partnership on the disposition of the contributed properties, and any gain recognized by the Partnership or the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “–Requirements for Qualification – Gross Income Tests.” We, however, do not presently intend to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

LEGAL MATTERS

The legality of any common shares offered by the selling shareholders will be passed upon for us by Venable LLP. In addition, we have based the description of federal income tax consequences in “Federal Income Tax Consequences of Our Status as a REIT” upon the opinion of Bass, Berry & Sims PLC.

EXPERTS

The financial statements, the related financial statement schedule and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which report on the financial statements and related financial statement schedule expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of previously issued financial statements and which report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The combined statement of revenue and certain operating expenses of the Sanford Partners Portfolio for the year ended December 31, 2005; the combined statement of revenue and certain operating expenses of the SecurCare Portfolio for the year ended December 31, 2005; the statement of revenues and certain operating expenses for Republic Self Storage – Stassney for the year ended December 31, 2005; the combined statements of revenues and certain operating expenses of the Jernigan Portfolio for the years ended December 31, 2005, 2004 and 2003; the statement of revenues and certain operating expenses for Republic Self Storage – San Antonio for the year ended December 31, 2005; and the statement of revenues and certain operating expenses of Republic Self Storage – Arapaho for the year ended December 31, 2005, all incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K dated March 28, 2007, have been so incorporated in reliance upon the reports of The Schonbraun McCann Group, LLP, an independent registered public accounting firm, given upon their authority as experts in accounting and auditing.

The combined statement of revenues and certain operating expenses of the Sure Save Storage Portfolio for the year ended December 31, 2005 incorporated into this prospectus by reference to our Current Report on Form 8-K/A dated April 21, 2006, has been so incorporated in reliance upon the report of The Schonbraun McCann Group, LLP, an independent registered public accounting firm, given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered. All amounts are estimates.

SEC registration fee	$8,368
Accounting fees and expenses*	20,000
Legal fees and expenses*	15,000
Miscellaneous expenses*	10,000

Total	$53,368

*	Does not include expenses of preparing prospectus supplements and other expenses relating to offerings of particular securities.

Item 15.	Indemnification of Directors and Officers

The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and our shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Our declaration of trust contains a provision that limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the director or officer was adjudged to be liable to the corporation nor may a director or officer be indemnified in circumstances in which the director or officer is found liable for an improper personal benefit, unless in either case a court orders indemnification and then only for expenses. In accordance with the MGCL and our bylaws, our bylaws require us, as a condition to advancement of expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by him or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

Our declaration of trust provides that we shall indemnify, to the maximum extent permitted by Maryland law in effect from time to time, any individual who is a present or former trustee or officer (including any individual who, at our request, serves or has served as an, officer, partner, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise) from and against any claim or liability to which such person may become subject by reason of service in such capacity. We have the power, with the approval of our board of trustees, to provide indemnification and advancement of expenses to a present or former trustee or officer who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

We entered into indemnification agreements with each of our executive officers and trustees whereby we indemnify such executive officers and trustees to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions.

Item 16.	Exhibits

Exhibit Number	Description

1.1*	Form of Underwriting Agreement

4.1	Articles of Amendment and Restatement of Declaration of Trust of U-Store-It Trust, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on November 2, 2004

4.2	Bylaws of U-Store-It Trust, incorporated by reference to Exhibit 3.2 to Amendment No. 2 to the Company’s Registration Statement on Form S-11, File No. 333-117848

4.3	Second Amended and Restated Agreement of Limited Partnership of U-Store-It, L.P. dated as of October 27, 2004, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on November 2, 2004

4.4	Form of Common Share Certificate of the Company, incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A, filed on October 19, 2004

5.1	Opinion of Venable LLP with respect to the legality of the common stock being registered

8.1	Tax Opinion of Bass, Berry & Sims PLC

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of The Schonbraun McCann Group LLP

23.3	Consent of Bass, Berry & Sims PLC (included in their opinion filed as Exhibit 8.1)

23.4	Consent of Venable LLP (included in their opinion filed as Exhibit 5.1)

24.1	Powers of Attorney

*	To be filed as an exhibit to a Current Report on Form 8-K in reference to the specific offering of securities, if any, to which it relates, and incorporated herein by reference.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on March 30, 2007.

U-STORE-IT TRUST

/s/ Kathleen A. Weigand
By:	Kathleen A. Weigand
Title:	Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Dean Jernigan	President and Chief Executive Officer; Trustee (Principal Executive Officer)	March 30, 2007

* Christopher P. Marr	Chief Financial Officer (Principal Financial Officer)	March 30, 2007

* Timothy M. Martin	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	March 30, 2007

* William M. Diefenderfer III	Chairman of the Board of Trustees	March 30, 2007

* Thomas A. Commes	Trustee	March 30, 2007

* John C. Dannemiller	Trustee	March 30, 2007

* Harold S. Haller	Trustee	March 30, 2007

Marianne M. Keler	Trustee

* David J. LaRue	Trustee	March 30, 2007

* By:	/s/ Kathleen A. Weigand
Kathleen A. Weigand, as attorney-in -fact

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of Underwriting Agreement

4.1	Articles of Amendment and Restatement of Declaration of Trust of U-Store-It Trust, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on November 2, 2004

4.2	Bylaws of U-Store-It Trust, incorporated by reference to Exhibit 3.2 to Amendment No. 2 to the Company’s Registration Statement on Form S-11, File No. 333-117848

4.3	Second Amended and Restated Agreement of Limited Partnership of U-Store-It, L.P. dated as of October 27, 2004, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on November 2, 2004

4.4	Form of Common Share Certificate of the Company, incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A, filed on October 19, 2004

5.1	Opinion of Venable LLP with respect to the legality of the common stock being registered

8.1	Tax Opinion of Bass, Berry & Sims PLC

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of The Schonbraun McCann Group LLP

23.3	Consent of Bass, Berry & Sims PLC (included in their opinion filed as Exhibit 8.1)

23.4	Consent of Venable LLP (included in their opinion filed as Exhibit 5.1)

24.1	Powers of Attorney

*	To be filed as an exhibit to a Current Report on Form 8-K in reference to the specific offering of securities, if any, to which it relates, and incorporated herein by reference.